Exhibit 10.1

Brain Scientific Updates Disposable EEG Headset Sales Plan, Supply Scale-Up, and IP Status

●	3 hospitals place expanded, non-commercial orders for further testing and evaluation
●	“Consider rapid application EEG with disposable, single use caps/ templates...” - American Clinical Neurophysiology Society COVID-19 EEG guidelines

NEW YORK, June 17, 2020 (GLOBE NEWSWIRE) -- Brain Scientific Inc. (OTC: BRSF), a neurology-focused medical device and software company, wishes to update shareholders on topics related to the commercial launch of its wholly-owned subsidiary Memory MD’s NeuroCap™, hospital-grade, disposable, preconfigured EEG headset.

To address expected heightened demand for disposable medical products brought on by the COVID-19 pandemic, Brain Scientific is fast-tracking steps required for expedited commercialization of its FDA cleared NeuroCap, single-use, disposable EEG headset.

During the second quarter of 2020, three hospitals in New York City, Texas and New England successfully completed initial testing of the NeuroCap. Based on the initial results, these institutions placed expanded, non-commercial orders for additional units.

Assuming successful commercialization, the Company estimates potential annual revenue of up to approximately $50,000 for standalone hospitals and $600,000 for multi-site systems.

As the Company continues to make progress on its commercialization goals for the NeuroCap, it is also in the final stages of negotiations with ISO 9001/13485 contract manufacturers in the United States capable of meeting increased product demand while maintaining a high level of quality and reliability.

IP Status

Patent applications for Brain Scientific’s disposable EEG sets are pending in the U.S. ((Application No. 15/898,611), Europe (Application No. 18757492.6), and China (Application No. 201880002338.7). The primary target markets in these regions are among those that offer routine EEG testing: ER’s, ICU’s, urgent care clinics, ambulatory, and telehealth.

Market Opportunity

The Company believes that approximately 5 million patients in US emergency departments and ICUs are subject to seizures and could benefit from routine EEG tests and 1 in 26 people in the US will be diagnosed with epilepsy at some point in their life, while only 254 of 6,210 US hospitals are Level 4 epilepsy centers with 24/7 EEG services.

EEGs are among the most widely used tests to diagnose brain conditions, such as seizures, epilepsy, headaches, brain tumors, and sleeping problems. Current EEG procedures are often slow, expensive, and cumbersome.

Further, the Company believes that COVID-19 related neurologic symptoms, presenting in an estimated 35-45% of COVID patients, will drive urgent incremental need for disposable EEG headsets such as the NeuroCap™.

NeuroCap is an FDA-cleared disposable EEG headset with 22 electrodes and 19 active EEG channels. Its single-use life span minimizes cross-contamination and optimizes sanitary practice. The diagnostic tool is compatible with 3rd party amplifiers, it is designed to be administered by clinical staff of any level, and it can be used in healthcare facilities or outpatient settings.

Importance of Disposable EEG Headsets During COVID-19

The American Clinical Neurophysiology Society COVD-19 EEG guidelines suggest technologists “Consider rapid application EEG with disposable, single use caps/ templates particularly if tech staffing is limited.”

The Company believes that the global coronavirus pandemic creates unprecedented complexities for EEG departments and EEG technicians in emergency rooms, ICU’s, and in clinical research

During the pandemic, technicians and doctors could be at risk while performing EEG tests, which take up to 30 minutes to set up and require 8-inch proximity to the patient. Providers are faced with having to jury-rig plexiglass solutions to limit exposure to potentially infected patients.

About Brain Scientific

Brain Scientific is a commercial-stage healthcare company with two FDA-cleared products, providing next-gen solutions to the neurology market. The Company’s smart diagnostic devices and sensors simplify administration, shorten scan time and cut costs, allowing clinicians to make rapid decisions remotely and bridge the widening gap in access to neurological care. To learn more about our corporate strategy, devices or for investor relations please visit: www.brainscientific.com or email us at info@memorymd.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates, and assumptions, and are subject to several risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand its business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Tags: EEG, EEG headset, Neurology, Disposable Medical Products, Transmission-Free Devices, Epilepsy Testing